Exhibit 4.63

POSTPONEMENT OF PAYMENT

27 April 2023

This is to confirm that payment of any currently open debt of SMX (Security Matters) Public Limited Company (“Company”), to Ophir Sternberg and/or Lionheart Management shall be due on June 10, 2024.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the Effective Date.

SMX (Security Matters) Public Limited Company		Lionheart Management		Ophir Sternberg

By:	/s/ Haggai Alon	By:	/s/ Ophir Sternberg	/s/ Ophir Sternberg
Name:	Haggai Alon
Title:	Chief Executive Officer